Exhibit No. 99

News Release


              NIAGARA MOHAWK HOLDINGS REPORTS FIRST QUARTER RESULTS


SYRACUSE, May 1 - Niagara Mohawk Holdings, Inc. (NYSE: NMK) today reported financial results for the first quarter 2000. Niagara Mohawk Holdings, Inc. (the company) is the parent company of Niagara Mohawk Power Corp. (Niagara Mohawk), a regulated energy delivery company.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the twelve months ended March 31, 2000 were approximately $1.16 billion, compared to approximately $1.17 billion in the same period ended in 1999.

The company reported earnings for the first quarter of 2000 of $14.5 million, or 8 cents per share, as compared to $50.8 million, or 27 cents per share, for the first quarter in 1999. Earnings in the first quarter 2000 were down primarily as a result of lower gas gross margin, which reduced earnings for the quarter by approximately $22.5 million, or 13 cents per share. Gas gross margins were lower in part because of a change in the regulatory adjustment mechanism used to record gas costs, the effect of which should reverse over the remainder of the year.

First quarter 2000 earnings were also impacted by increased costs associated with the operation of the newly formed New York Independent System Operator (NYISO), which reduced earnings by approximately $14.3 million, or 8 cents per share. The NYISO, which began formal operations on December 1, 1999, replaced the New York Power Pool and now manages the bulk transmission system in New York State. The company experienced higher NYISO costs related to ancillary service charges and energy purchases. The NYISO and Niagara Mohawk have petitioned the FERC regarding the magnitude of NYISO charges for ancillary services and have asked the FERC to order a refund of some of these charges. Niagara Mohawk is unable to predict the FERC's response. In addition, the company believes that some portion of the NYISO charges will be reversed as the NYISO performs load reconciliations for the first quarter. The higher NYISO costs experienced by Niagara Mohawk are primarily related to start-up issues at the NYISO. The company expects that as the bulk power market matures these issues will be resolved.

Additionally, earnings in the first quarter of 2000 were reduced by approximately $5 million, or 3 cents per share, by costs related to the Nine Mile Two refueling outage and by approximately $5 million, or 3 cents per share, as a result of the second phase of electric price reductions implemented as part of the company's current electric regulatory agreement.

First quarter earnings reductions were partially offset by $12.3 million, or 7 cents per share, in decreased interest expense due to the retirement of over $1 billion in debt in 1999.

"While earnings will continue to be depressed during the period in which we amortize the costs of the Master Restructuring Agreement, the company's strong cash flow allows us to continue with our aggressive debt retirement and share repurchase programs," said William E. Davis, chairman and chief executive officer of Niagara Mohawk Holdings.

The company reported a loss of $71.4 million or a loss of 39 cents per share for the 12 months ended March 31, 2000, as compared to a loss of $117.7 million, or a loss of 67 cents per share, for the 12-month period a year ago. The loss for the 12-month period ended March 31, 1999 reflects the impact of the one-time, non-cash charge to earnings in 1998 of $171.1 million, or 97 cents per share, related to the MRA. Earnings for the 12-month periods ended March 31, 2000 and March 31, 1999 include charges of $251.2 million, or $1.36 per share, and $146.5 million, or $0.83 per share, respectively, for the non-cash amortization of the MRA regulatory asset. In addition, earnings for the 12 months ended March 31, 2000 include an extraordinary charge of $23.8 million, or 13 cents per share, related to the early retirement of debt.

Niagara Mohawk's electric revenues in the first quarter of 2000 were $823.7 million, down 3.1 percent from the first quarter of 1999. Electric revenues for the 12 months ended March 31, 2000 were $3,221.7 million, down 0.8 percent compared to the same period in 1999. Retail sales of electricity decreased 8.0 percent and increased 0.6 percent for the 3-month and 12- month periods ended March 31, 2000, respectively, as compared to the same periods in 1999. Retail sales in the first quarter of 1999 include the one-time impact of billing customers on a monthly basis rather than bi-monthly. Retail revenues declined in part as more customers chose to buy energy from other companies under retail choice, as well as due to warmer weather and lower prices.

Niagara Mohawk's natural gas revenues for 1999 were $245.1 million, down
0.5 percent from the first quarter of 1999. For the 12 months ended March 31, 2000, natural gas revenues were $578.4 million, up 0.4 percent, compared to the same period in 1999. Retail sales of natural gas for the 3 months and the 12 months ended March 31, 2000 decreased 6.6 percent and 4.9 percent, respectively, compared to the same periods in 1999. Total gas deliveries, which includes the transportation of customer-owned gas, were down 6.2 percent for the three months ended 2000, and up 2.9 percent for the twelve months ended March 31, 2000, respectively, as compared to the same periods in 1999.

Consolidated Statements of Income will be filed today with the Securities and Exchange Commission on Form 8-K.

The company will host a conference call at 10:00 a.m. EDT to discuss first-quarter results. In order to join the conference call, please dial 888-868-9078 after 9:50 a.m. For those unable to join the call at that time, a replay will be available for one week by calling 888-463-5487.


NOTE: This release contains statements that constitute forward-looking information. Such statements are subject to certain risks, uncertainties and assumptions. All of these forward-looking statements are based on estimates and assumptions made by the company's management which, although believed by the company's management to be reasonable, are inherently uncertain. Such forward-looking statements are not guarantees of future performance or results and involve certain risks and uncertainties. Actual results or developments may differ materially from the forward-looking statements as a result of various factors.